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[LOGO] AMBIENT
communications for a new world




                                                           FOR IMMEDIATE RELEASE



               MR. HOWARD PIERCE JOINS AMBIENT BOARD OF DIRECTORS

                     AMBIENT POSITIONS FOR COMMERCIALIZATION


BOSTON, MA, NOVEMBER 10, 2004 -AMBIENT CORPORATION (OTCBB: ABTG), a leader in Power Line Communications (PLC) technology, announced today the appointment of Howard Pierce to its Board of Directors and the resignation of Michael Braunold from the Board.

"The addition of Howard Pierce to our Board is especially timely and significant," said Mr. John J. Joyce, Ambient's President and CEO. "The PLC industry as a whole and Ambient in particular, has reached a critical point. As previously announced, we are well positioned to capitalize on the emergence of the PLC market and will shortly be initiating an aggressive program to market our equipment and technology. Howard Pierce is expected to be extremely effective in helping guide the company at this major transitional juncture."

Mr. Pierce brings a wealth of experience to Ambient's Board. Until his retirement in June 2001, he served as President and CEO of ABB, Inc., the $5 billion US subsidiary of global industrial, energy and automation provider, ABB. Prior to his assuming leadership of ABB, he also served in a number of key executive positions, including President of ABB's Steam Power Plants and Environmental Systems and President of ABB China Ltd. In this latter position he led ABB's establishment in the Chinese market, creating 14 majority owned joint ventures and securing contracts valued at $700 million.

"I am enthusiastic about taking on this new responsibility," said Mr. Pierce. "Ambient is a promising company with a vision to be the PLC industry's leader. With its recent successes in trial installations and the positive regulatory environment recently created by the FCC, the company is poised for success, and I look forward to exciting times as we work to make Ambient's vision a reality."

As Mr. Pierce joins the Ambient team, there has also been a resignation from the Board, with Michael Braunold leaving to devote more time to other pursuits. "Michael has been a major supporting influence to Ambient for almost three years," said Joyce, "and he will be missed." Mr. Braunold added, "I feel honored to have been a part of Ambient and wish the Company every success for the future."

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ABOUT AMBIENT CORPORATION
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Ambient Corporation (OTC BB: ABTG) is a development stage company engaged in the design, development and marketing of equipment and technologies that utilize existing electrical power medium voltage and low voltage distribution lines as a medium for the delivery of broadband and other communication services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as "power line communications" or "broadband over power lines." Visit us at WWW.AMBIENTCORP.COM.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. READERS ARE REFERRED TO THE DOCUMENTS FILED BY AMBIENT CORPORATION WITH THE SEC, INCLUDING THE COMPANY'S MOST RECENT REPORT ON FORM 10-KSB AND 10-QSB, WHICH IDENTIFY IMPORTANT RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMBIENT IS A TRADEMARK OF AMBIENT CORPORATION REGISTERED IN THE U.S. PATENT AND TRADEMARK OFFICE.



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MEDIA CONTACTS:

AMBIENT CORPORATION
Anna E. Croop
Project & Marketing Manager
(617) 332-0004, ext. 210
anna.croop@ambientcorp.com